CERTIFICATE OF

AMENDED AND RESTATED CHARTER

OF PROTECTIVE LIFE INSURANCE COMPANY

Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act (the “Act”), the undersigned corporation hereby amends and restates its Charter, as amended, to supersede the Charter and any and all prior amendments thereto, and certifies as follows:

I.	The name of the corporation is Protective Life Insurance Company (the “Company”).

II.	The text of the Amended and Restated Charter as adopted is set forth in the Amended and Restated Charter attached to this Certificate as Exhibit A and is incorporated herein by this reference.

III.
The Amended and Restated Charter attached hereto contains amendments requiring shareholder approval.  Pursuant to Section 48-20-103 of the Act, the Amended and Restated Charter was recommended for approval by the Board of Directors of the Company and was duly approved and adopted by the sole shareholder of the Company by action taken on written consent in lieu of a meeting on June __, 2011.

IV.	The Amended and Restated Charter attached hereto will be effective upon filing with the Secretary of State of the State of Tennessee.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Charter as of the ___ day of June, 2011.

Protective Life Insurance Company

By:_____________________________

Name: John D. Johns

Title: Chairman of the Board, President and
Chief Executive Officer

Exhibit A

2011
AMENDED AND RESTATED CHARTER
OF
PROTECTIVE LIFE INSURANCE COMPANY

9603900.1